Exhibit 10.1

SEVERANCE AGREEMENT AND MUTUAL RELEASE

This Severance Agreement and Mutual Release (the “Agreement”) is effective on the date described in Section 16. This Agreement is made as a mutually agreed compromise among the Parties for the complete and final settlement of all claims, differences, and alleged causes of action existing between them as of the Effective Date (as defined in Section 19).

Parties

The parties to this Agreement are Milagro Holdings, LLC (the “Company”) and James G. Ivey (“Employee”). Employee and the Company are referred to collectively as the “Parties.”

Preamble

WHEREAS, Employee was previously employed as President and Chief Executive Officer of the Company pursuant to an Employment Agreement with the Company dated January 1, 2009 (the “Employment Agreement”), and is also a member of the board of directors of the Company (the “Board”) and certain of its affiliated entities, including Milagro Oil & Gas, Inc.;

WHEREAS, Employee’s employment with the Company ended effective December 13, 2012;

WHEREAS, the Parties intend that this Agreement shall govern all issues related to Employee’s employment with and separation from the Company and its affiliated entities, including Milagro Oil & Gas, Inc.;

WHEREAS, Employee has had at least 21 days to consider this Agreement;

WHEREAS, the Company has advised Employee in writing to consult with a lawyer;

WHEREAS, Employee has had an opportunity to consult with independent counsel with respect to the terms, meaning and effect of this Agreement; and

WHEREAS, Employee understands that the Company regards the above representations as material and that the Company is relying on these representations in entering into this Agreement.

Agreement

NOW THEREFORE, in consideration of the mutual promises exchanged in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Definition. When used in this Agreement, “Company and/or its Affiliates” includes: Milagro Holdings, LLC and all of its predecessors, successors, parents, subsidiaries, divisions and other affiliated companies (including Milagro Oil & Gas, Inc.), partners, partnerships, assigns, present and former officers, directors, employees, shareholders, agents and insurers, whether in their individual or official capacities.

2. Separation Date. Employee’s employment with the Company and/or its Affiliates ended on December 13, 2012 (the “Separation Date”).

3. Termination of the Employment Agreement. The Parties agree that the Employment Agreement is hereby terminated and of no further force and effect as of the Effective Date, except with respect to Employee’s and the Company’s obligations under the sections of the Employment Agreement entitled “Confidentiality,” “Non-Competition,” “Non-Solicitation,” “Non-Disparagement,” “Injunctive Relief,” and “Applicable Law,” all of which survive the termination of the Employment Agreement.

4. Pay Through Separation Date. Employee acknowledges that Employee has received all salary and/or wages earned as of the Separation Date. Employee will also receive earned bonus no later then ten business days following the Separation Date.

5. Severance Pay. The Company will pay to Employee his base salary of $25,000 per month for twelve months following the Date of Termination, in accordance with the Company’s normal payroll practices (together, the “Severance Pay”). Employee acknowledges that the Severance Pay is in addition to anything of value to which he is already entitled from the Company.

6. Withholding. The Severance Pay will be reduced by withholdings required, in the Company’s reasonable discretion, by applicable local, state or federal law.

7. Employee’s Covenants, Representations and Warranties. Employee covenants, represents and warrants (1) that he has, at all times during his employment with the Company, abided and will continue to abide by the Covenants as to Confidentiality, Non-Competition, Non-Solicitation, and Non-Disparagement contained in the Employment Agreement; (2) that he will not hereafter use information contained in documents and data belonging and/or pertaining to the Company and/or its Affiliates for any purpose; (3) that he has deleted from any personal computer all Company documents and/or data and has returned to the Company all paper copies thereof in his possession, custody or control; and (4) he has disclosed all information to the Company and the Board of which he has knowledge which could be expected to result in a material adverse effect on the Company, its business or its results of operations after the Effective Date.

8. Return of Company Property. Employee represents that he has returned all equipment and other property owned by the Company (including but not limited to the Company phone, computer, printer, keyboard, mouse, monitors, laminator, customer gifts, marketing materials, and stationery) to Robert D. LaRocque, Chief Financial Officer of the Company, and has kept no property belonging to the Company and/or its Affiliates; provided, however, that the Company acknowledges and agrees that the items listed on Exhibit A hereto are the property of Employee and that Employee may retain such property after the Separation Date.

9. Release by Employee. In consideration for the Company’s release of Employee, Employee unconditionally, fully and forever waives, releases, discharges, agrees to hold harmless, and promises not to sue the Company and/or its Affiliates, from and for any claim, action or right of any sort, known or unknown, arising on or before the Effective Date.

(a) This release includes, but is not limited to, any claim arising out of or related to the following: any claim for any wages, salary, bonus, compensation, sick time, vacation time, paid leave or other remuneration of any kind; any claim for additional or different compensation or benefits of any sort, including any participation in any severance pay plan; any claim of discrimination or retaliation on the basis of age, race, sex, religion, marital status, sexual preference, national origin, handicap or disability, veteran status, or special disabled veteran status; any claim arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the Fair Labor Standards Act of 1938, the Texas Commission on Human Rights Act, Chapter 451 of the Texas Labor Code, or the Texas Payday Law, as such statutes may be amended from time to time; any other claim based on any statutory prohibition; any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; any tort claim or other claim for personal injury, death or property damage or loss; any claim for fraud or misrepresentation; and any personal gain with respect to any claim arising under any whistleblower or qui tam provisions of any state or federal law.

(b) Employee represents that Employee has read and understands this release provision and that (i) rights and claims under the Age Discrimination in Employment Act of 1967 are among the rights and claims against the Company that Employee is releasing and (ii) Employee is not releasing any rights or claims arising after the Effective Date.

(c) Nothing in this Agreement prevents Employee from filing a claim with the Equal Employment Opportunity Commission (“EEOC”) or the Texas Commission on Human Rights (“TCHR”) or participating in any investigation or proceeding conducted by the EEOC or TCHR; provided, however, Employee understands and agrees that he is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such proceeding or subsequent legal action.

10. Release by Company. In further consideration for Employee’s release, the Company irrevocably, unconditionally, fully and forever waives, releases, discharges, and agrees to hold Employee harmless from any claim, action or right of any sort, known or unknown, arising on or before the Effective Date.

11. Non-Disparagement. Employee agrees that he will refrain from making any representation, statement, comment or any other form of communication, whether written or oral, to any person or entity, including but not limited to the principals, officers, directors, employees, advisors, agents, customers, suppliers and competitors of Company and/or its Affiliates, which representation has the effect or tendency to disparage, denigrate, or otherwise reflect negatively on the Company and/or its Affiliates and/or their respective business, officers, directors, shareholders, employees, agents, partners, advisors or investors. The Company will request that its executive officers refrain from making any representation, statement, comment or any other form of communication, whether written or oral, to any person or entity, including but not limited to the principals, officers, directors, employees, advisors, agents, customers, suppliers and competitors of Company and/or its Affiliates, which representation has the effect or tendency to disparage, denigrate or otherwise reflect negatively on Employee.

12. Consultation With Counsel. The Company has advised Employee to consult with independent legal counsel and tax advisors prior to executing this Agreement, and Employee acknowledges being given that advice. Employee acknowledges that Porter Hedges LLP is acting solely as counsel to the Company with respect to this Agreement.

13. Future Employment. Employee acknowledges that the Company and/or its Affiliates are not obligated to offer employment to Employee, now or in the future.

14. Confidentiality. Employee agrees to keep the terms and conditions of this Agreement confidential; provided that he may disclose the terms of this Agreement to his attorney, his accountant and his spouse, if he obtains the prior agreement of such persons to hold such information in confidence.

15. No Oral Representations; Authority. The Parties warrant that no representations have been made other than those contained in the written provisions of this Agreement, and that they do not rely on any representations not stated in this Agreement. The Parties further warrant that they or their undersigned representatives are legally competent and fully authorized to execute and deliver this Agreement.

16. Revocation of Agreement; Effective Date. Employee, at Employee’s sole discretion, may revoke this Agreement on or before the expiration of seven calendar days after signing it. Revocation shall be in writing and effective upon dispatch via e-mail to the following: rlarocque@milagroexploration.com. If Employee elects to revoke the Agreement, all of the provisions of the Agreement shall be void and unenforceable. If Employee does not so elect, the Agreement shall become effective at the expiration of the revocation period (i.e., on the eighth day after Employee signs the Agreement) (the “Effective Date”).

17. Entire Agreement. This Agreement embodies the entire agreement between the Parties, supersedes all prior agreements and understandings relating to the subject matter hereof, and may be amended or modified only by an instrument in writing executed jointly by the Parties.

18. Choice of Law and Place of Performance. This Agreement is made and shall be enforced pursuant to the laws of the State of Texas, and all performance required by the terms of this Agreement shall take place in Harris County, Texas.

19. No Admission. The Parties acknowledge that this Agreement is the result of a compromise and shall never be construed as, or said by either of them to be, an admission by the other of any liability, wrongdoing, or responsibility. The Parties expressly disclaim any such liability, wrongdoing, fault, or responsibility.

[Signature Page Follows]

/s/ James G. Ivey James G. Ivey (“Employee”)	MILAGRO HOLDINGS, LLC

/s/ Robert D. LaRocque Robert D. LaRocque, Chief Financial Officer

Date: December 19, 2012

Date: December 19, 2012